Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2018 Third Quarter Results
MALVERN, Pa. (November 6, 2018) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced its results for its fiscal 2018 third quarter ended September 29, 2018.
Third Quarter Highlights:

•	Growth in revenues to $75.5 million, up 20.2% year-over-year

•	Gross profit margin was 40.5% for the quarter as compared to 38.6% for the prior year period

•	Operating income increased by 92% to $10.6 million as compared to $5.5 million in the prior year period

•	Operating margin for the quarter was 14.1%, compared to 8.8% for the prior year period

•	Earnings increased 75% to $0.56 per diluted share, compared to $0.32 reported last year

•	Adjusted diluted EPS* increased 111% to $0.57, compared to $0.27 in the prior year period

•	Cash from operations was $10.6 million with free cash flow* of $6.8 million

Ziv Shoshani, Chief Executive Officer of VPG, commented, “Our continued focus on execution delivered another quarter of solid revenues and net earnings. Free cash for the quarter was strong, along with a stable book-to-bill, demonstrating a solid business environment. We remain dedicated to delivering solid revenues, margins and net earnings to continue to enhance shareholder value."
The Company grew third fiscal quarter 2018 net earnings attributable to VPG stockholders to $7.5 million, or $0.56 per diluted share, compared to $4.3 million, or $0.32 per diluted share, in the third fiscal quarter of 2017. Foreign currency exchange rates for the third quarter of 2018 decreased net income by $0.1 million, or $0.01 per diluted share, relative to the prior year period.
In the nine fiscal months ended September 29, 2018, net earnings attributable to VPG stockholders grew to $20.2 million, or $1.50 per diluted share, compared to $9.9 million or $0.73 per diluted share, in the nine fiscal months ended September 30, 2017. Foreign currency exchange rates for the nine fiscal months ended September 29, 2018 decreased net income by $0.2 million or $0.01 per diluted share relative to the prior year period.
The third fiscal quarter 2018 adjusted net earnings attributable to VPG stockholders more than doubled to $7.7 million, or $0.57 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $3.6 million, or $0.27 per diluted share, for the comparable prior year period. Included as an adjustment to net earnings attributable to VPG stockholders for the fiscal quarter ended September 30, 2017, were net proceeds of $1.5 million related to a one time lease termination payment at the Company's Tianjin, People's Republic of China location.
Nine fiscal months ended September 29, 2018, adjusted net earnings attributable to VPG stockholders doubled to $20.5 million, or $1.51 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $10.0 million, or $0.74 per diluted share, for the comparable prior year period.
Segments
Foil Technology Products segment revenues grew 22.5% to $35.9 million in the third fiscal quarter of 2018, up from $29.3 million in the third fiscal quarter of 2017; sequential revenue increased 5.0% compared to $34.2 million in the second quarter of 2018. The year-over-year increase in revenues was attributable to precision resistor products in all regions for distribution and OEM customers primarily in the test and measurement market, strain gage products in all regions mainly for OEM customers in the force measurement and test and measurement markets and Pacific Instruments products in the Americas for end users customers in the avionics, military and space market. The sequential increase in revenue was attributable to Pacific Instruments products in the Americas for end users in the avionics, military and space market.

Gross profit margin for the Foil Technology Products segment was 43.9% for the third fiscal quarter of 2018, an increase compared to 41.7% in the third fiscal quarter of 2017, and a decrease compared to 46.1% in the second fiscal quarter of 2018. The year-over-year increase in gross profit margin was primarily due to an increase in volume. Sequentially, gross profit margin decreased due to an increase in variable costs as a result of manufacturing inefficiencies in addition to a reduction in inventory, partially offset by an increase in volume.
Force Sensors segment revenues grew 6.1% to $17.6 million in the third fiscal quarter of 2018, up from $16.6 million in the third fiscal quarter of 2017; sequential revenue decreased 9.1%, compared to $19.4 million in the second quarter of 2018. The year-over-year increase in revenues was mainly attributable to OEM customers in the force measurement market, primarily in the Americas. The sequential decrease in revenue was mainly attributable to OEM and distribution customers in the force measurement and precision weighing markets, mainly in the Americas.
Gross profit margin for the Force Sensors segment was 25.9% for the third fiscal quarter of 2018, a decrease compared to 28.6% in the third fiscal quarter of 2017, and a decrease compared to 29.4% in the second fiscal quarter of 2018. The year-over-year decrease in gross profit margin was primarily due to the U.S. imposition of tariffs on goods from China, wage increases and a reduction in inventory partially offset by the increase in volumes. Sequentially, gross profit margin decreased due to a decrease in volume, a reduction in inventory and the U.S. imposition of tariffs on goods from China.
Weighing and Control Systems segment revenues grew by 30.1% to $22.0 million in the third fiscal quarter of 2018, up from $16.9 million in the third fiscal quarter of 2017; sequential revenue increased 6.3% from $20.7 million in the second fiscal quarter of 2018. The increase in revenues year-over-year was attributable to all product lines in all regions. The sequential increase in revenue was primarily attributable to a volume increase in the steel product line in Europe and onboard weighing and process weighing product lines in the Americas.
The third fiscal quarter 2018 gross profit margin for the Weighing and Control System segment was 46.6%, an increase compared to 43.1% from the third fiscal quarter of 2017, and a decrease compared to 48.0% from the second fiscal quarter of 2018. The year-over-year increase in gross profit margin was primarily due to the increase in volume. Sequential gross profit margin decreased due to unfavorable product mix, manufacturing inefficiencies and the U.S. imposition of tariffs on goods from China, partially offset by an increase in volume.
Near-Term Outlook
“In light of a continued solid business environment, at constant third fiscal quarter 2018 exchange rates, we expect net revenues in the range of $73 million to $80 million for the fourth fiscal quarter of 2018,” concluded Mr. Shoshani.
*Use of Non-GAAP Financial Information
We define “adjusted net earnings” as net earnings attributable to VPG stockholders before restructuring costs, acquisition purchase accounting adjustments, net proceeds from lease termination and associated tax effects. "Free cash flow" is defined as the amount of cash generated from operations ($10.6 million for the third fiscal quarter of 2018), in excess of our capital expenditures ($3.8 million for the third fiscal quarter of 2018) net of proceeds, if any, from the sale of assets ($0.0 million for the third fiscal quarter of 2018). The reconciliation table within this release reconciles the Company's non-GAAP measures, which are provided for comparison with other results, to the most directly comparable U.S. GAAP measures. Management believes that these measures are meaningful because they provide insight with respect to intrinsic operating results.
Conference Call and Webcast
A conference call will be held today (November 6) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 9273112, or log on to the investor relations page of the VPG website at www.vpgsensors.com.

A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10125948. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its’ weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
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VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	September 29, 2018	September 30, 2017
Net revenues	$75,490	$62,805
Costs of products sold	44,910	38,538
Gross profit	30,580	24,267
Gross profit margin	40.5%	38.6%

Selling, general, and administrative expenses	19,721	18,314
Restructuring costs	228	423
Operating income	10,631	5,530
Operating margin	14.1%	8.8%

Other income (expense):
Interest expense	(413)	(472)
Other	(172)	1,506
Other income (expense) - net	(585)	1,034

Income before taxes	10,046	6,564

Income tax expense	2,479	2,239

Net earnings	7,567	4,325
Less: net earnings attributable to noncontrolling interests	20	70
Net earnings attributable to VPG stockholders	$7,547	$4,255

Basic earnings per share attributable to VPG stockholders	$0.56	$0.32
Diluted earnings per share attributable to VPG stockholders	$0.56	$0.32

Weighted average shares outstanding - basic	13,474	13,291
Weighted average shares outstanding - diluted	13,534	13,470

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Nine fiscal months ended
	September 29, 2018	September 30, 2017
Net revenues	$222,812	$184,911
Costs of products sold	132,361	113,368
Gross profit	90,451	71,543
Gross profit margin	40.6%	38.7%

Selling, general, and administrative expenses	60,030	54,923
Restructuring costs	289	1,292
Operating income	30,132	15,328
Operating margin	13.5%	8.3%

Other income (expense):
Interest expense	(1,333)	(1,392)
Other	(1,093)	406
Other income (expense) - net	(2,426)	(986)

Income before taxes	27,706	14,342

Income tax expense	7,498	4,398

Net earnings	20,208	9,944
Less: net earnings (loss) attributable to noncontrolling interests	(20)	75
Net earnings attributable to VPG stockholders	$20,228	$9,869

Basic earnings per share attributable to VPG stockholders	$1.51	$0.74
Diluted earnings per share attributable to VPG stockholders	$1.50	$0.73

Weighted average shares outstanding - basic	13,431	13,253
Weighted average shares outstanding - diluted	13,519	13,452

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	September 29, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$78,628	$74,292
Accounts receivable, net	54,003	46,789
Inventories:
Raw materials	18,479	16,601
Work in process	24,490	23,160
Finished goods	21,694	20,174
Inventories, net	64,663	59,935

Prepaid expenses and other current assets	12,487	10,299
Total current assets	209,781	191,315

Property and equipment, at cost:
Land	3,409	3,434
Buildings and improvements	50,536	50,276
Machinery and equipment	100,868	95,158
Software	8,308	7,955
Construction in progress	2,089	2,252
Accumulated depreciation	(109,342)	(103,401)
Property and equipment, net	55,868	55,674

Goodwill	18,923	19,181

Intangible assets, net	18,759	20,475

Other assets	18,407	19,906
Total assets	$321,738	$306,551

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	September 29, 2018	December 31, 2017
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$9,842	$13,678
Payroll and related expenses	16,176	15,892
Other accrued expenses	17,989	15,952
Income taxes	2,914	2,515
Current portion of long-term debt	4,367	3,878
Total current liabilities	51,288	51,915

Long-term debt, less current portion	23,550	28,477
Deferred income taxes	2,331	2,300
Other liabilities	13,981	14,131
Accrued pension and other postretirement costs	16,025	16,424
Total liabilities	107,175	113,247

Commitments and contingencies

Equity:
Common stock	1,307	1,288
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	196,039	192,904
Retained earnings	63,151	43,076
Accumulated other comprehensive loss	(37,299)	(35,450)
Total Vishay Precision Group, Inc. stockholders' equity	214,536	193,156
Noncontrolling interests	27	148
Total equity	214,563	193,304
Total liabilities and equity	$321,738	$306,551

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Nine fiscal months ended
	September 29, 2018	September 30, 2017
Operating activities
Net earnings	$20,208	$9,944
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,939	7,977
Gain on disposal of property and equipment	(146)	(193)
Share-based compensation expense	1,172	959
Inventory write-offs for obsolescence	1,633	1,662
Deferred income taxes	1,584	264
Other	536	(907)
Net changes in operating assets and liabilities:
Accounts receivable, net	(8,128)	(7,030)
Inventories, net	(6,935)	(3,280)
Prepaid expenses and other current assets	(2,600)	(2,937)
Trade accounts payable	(1,342)	1,176
Other current liabilities	4,031	7,166
Net cash provided by operating activities	17,952	14,801

Investing activities
Capital expenditures	(9,966)	(4,366)
Proceeds from sale of property and equipment	169	442
Net cash used in investing activities	(9,797)	(3,924)

Financing activities
Principal payments on long-term debt and capital leases	(4,728)	(1,971)
Proceeds from revolving facility	22,000	27,000
Payments on revolving facility	(19,000)	(27,000)
Distributions to noncontrolling interests	(101)	(60)
Payments of employee taxes on certain share-based arrangements	(801)	(303)
Net cash (used in) financing activities	(2,630)	(2,334)
Effect of exchange rate changes on cash and cash equivalents	(1,189)	2,896
Increase in cash and cash equivalents	4,336	11,439

Cash and cash equivalents at beginning of period	74,292	58,452
Cash and cash equivalents at end of period	$78,628	$69,891

Supplemental disclosure of non-cash investing transactions:
Capital expenditures purchased	$(7,559)	$(4,366)
Supplemental disclosure of non-cash financing transactions:
Conversion of exchangeable notes to common stock	$(2,794)	$(1,303)

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit Margin
(Unaudited - In thousands)
	Fiscal quarter ended		Nine fiscal months ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Gross profit	$30,580	$24,267	$90,451	$71,543
Gross profit margin	40.5%	38.6%	40.6%	38.7%

Reconciling items affecting gross profit margin
Acquisition purchase accounting adjustments	—	42	—	42

Adjusted gross profit	$30,580	$24,309	$90,451	$71,585
Adjusted gross profit margin	40.5%	38.7%	40.6%	38.7%

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Operating Margin
(Unaudited - In thousands)

	Fiscal quarter ended		Nine fiscal months ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Operating income	$10,631	$5,530	$30,132	$15,328
Operating margin	14.1%	8.8%	13.5%	8.3%

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	—	42	—	42
Restructuring costs	228	423	289	1,292

Adjusted operating income	$10,859	$5,995	$30,421	$16,662
Adjusted operating margin	14.4%	9.5%	13.7%	9.0%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended		Nine fiscal months ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net earnings attributable to VPG stockholders	$7,547	$4,255	$20,228	$9,869

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	—	42	—	42
Restructuring costs	228	423	289	1,292
Reconciling items affecting other income/expense
Net proceeds from lease termination	—	(1,544)	—	(1,544)
Less reconciling items affecting income tax expense
Tax effect of reconciling items	35	(394)	44	(339)
Adjusted net earnings attributable to VPG stockholders	$7,740	$3,570	$20,473	$9,998

Adjusted net earnings per diluted share	$0.57	$0.27	$1.51	$0.74

Weighted average shares outstanding - diluted	13,534	13,470	13,519	13,452